Exhibit 3.1

CERTIFICATE OF FORMATION
OF
 NATIXIS COMMERCIAL MORTGAGE SECURITIES LLC

This Certificate of Formation of Natixis Commercial Mortgage Securities LLC (the “LLC”), dated October 6, 2016, is being duly executed and filed by Katie McShane, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

FIRST.  The name of the limited liability company formed hereby is Natixis Commercial Mortgage Securities LLC.

SECOND.  The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

THIRD.  The name and address of the registered agent for service of process of the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Katie McShane
Name: Katie McShane
Authorized Person